Exhibit 99.1

Contact:

Patricia Baronowski

Pristine Advisers, LLC

(631) 756-2486

EQUUS ENERGY SELLS WORKING INTEREST IN WORSHAM-BAYER FIELD

HOUSTON, TX – August 28, 2018 – Equus Total Return, Inc. (NYSE: EQS) (“Equus” or the “Fund”) announced that Equus Energy, LLC, a wholly-owned subsidiary of the Fund (“Equus Energy”), has sold its working interest in the Worsham-Bayer Field in Reeves County, Texas for $200,000. Equus Energy’s working interest in the Worsham-Bayer Field consisted of a 9.375% working interest in one gas well and 260 undeveloped acres located in the Permian Basin in west Texas.

In December 2016, Equus Energy sold its 20-acre working interest in the Dewey Lake field, also located in the Permian Basin, for $250,000, or approximately $12,500 per acre, and is presently exploring the possible sale of some of its other oil and gas interests located in the Permian Basin and in other parts of Texas and Oklahoma.

Established as a wholly-owned subsidiary of the Fund in 2011, Equus Energy is the Fund’s platform for energy-related investments, with particular emphasis on oil and gas enterprises. Equus Energy owns various working interests, which, following the sale described above, are presently derived from 143 producing and non-producing oil and gas wells, including associated development rights of approximately 22,160 acres, situated on 11 separate properties in Texas and Oklahoma. The working interests range from a de minimus amount to 50% of the leasehold that includes these wells. Also included in the interests owned by Equus Energy are working interests of 7.5% and 2.5% in the Burnell and North Pettus Units, respectively, which collectively comprise approximately 13,000 acres located in the area known as the “Eagle Ford Shale” play.

As of June 30, 2018, the Fund valued its holding in Equus Energy at $9.0 million, an increase of $0.75 million from March 31, 2018. The increase was principally due to improved economic prospects affecting mineral rights held by Equus Energy which has been underscored by the recent sale of its working interest in the Worsham-Bayer Field described above.

About Equus

The Fund is a business development company that trades as a closed-end fund on the New York Stock Exchange, under the symbol "EQS". Additional information on the Fund may be obtained from the Fund’s website at www.equuscap.com.

This press release may contain certain forward-looking statements regarding future circumstances. These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the SEC. Actual results, events, and performance may differ. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Except as required by law, the Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this release does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.